FOR IMMEDIATE RELEASE
Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-376-2412

Brookdale Announces Record Second Quarter 2009 Results; CFFO of $0.50 per Share

Highlights

•
Cash From Facility Operations grew 11% to a record $52.5 million from $47.1 million; CFFO per share grew 9% to $0.50 per share from $0.46 per share (excluding integration and non-recurring costs in Q2 2008).

•	Improved average monthly revenue per unit by 5.2% to $3,990 from $3,791.

•	Average occupancy was 88.5%, down from 88.9% in Q2 2008. Occupancy at the end of June was 88.8%, the highest since January 2009.

•	Revenue increased by $22.6 million, or 4.7%, to $500.8 million.

•	Facility Operating Income improved by $13.4 million, or 8.1%, to $177.6 million.

•
Completed public offering of common stock, resulting in net proceeds to the Company of approximately $163.9 million, which was primarily used to repay the outstanding cash borrowings under the Company’s credit agreement.

Nashville, TN.  August 3, 2009 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported record financial and operating results for the second quarter of 2009.

Bill Sheriff, Brookdale’s CEO, said, “We are very pleased to have produced a second consecutive record revenue and CFFO quarter.  We are driving results by staying focused on our plan – innovate and execute in sales and marketing, proactively roll out supportive services into our communities and aggressively control our cost base.  While uncertainty remains, the market environment seems to have stabilized a bit and our level occupancy reflected that stability.  Our revenue per unit increased by over 5%, with a good contribution from our ancillary services programs.  The sequential quarter decrease in operating expenses reflects our success at comprehensively examining and adjusting our costs without sacrificing our commitment to, or maintenance of, our quality standards.  In today's economic environment, our performance speaks to the strength of our plan, our people and Brookdale's ongoing commitment to our customers.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “In addition to our strong results in the quarter, we are very pleased with the improvements we made to our balance sheet.

We successfully raised equity, paid off the outstanding cash borrowings on our corporate line of credit, reduced our leverage and reduced our capital costs.  We have no mortgage debt maturing until 2011 - beyond normal principal amortization - that does not contain contractual extension options.  We ended the quarter with improved liquidity with $96 million of unrestricted cash on the balance sheet and no cash borrowings on the line.  This increased liquidity gives us more operational and strategic flexibility in either good or bad times.”

Financial Results

Total revenue for the second quarter was a record $500.8 million, an increase of $22.6 million, or 4.7%, from the second quarter of 2008.  The increase in revenue was primarily driven by an increase in average monthly revenue per unit, including growing revenues from ancillary services, partially offset by a small decline in occupancy.  Average monthly revenue per unit was $3,990 in the second quarter, an increase of $199, or 5.2%, over the second quarter of 2008.  Average occupancy for the second quarter was 88.5%, compared to 88.9% for the second quarter of 2008 and 88.7% for the first quarter of 2009.  Ending occupancy for the second quarter increased to 88.8% versus 88.6% at the end of the first quarter of 2009.

Facility operating expenses for the second quarter were $316.6 million, an increase of $10.1 million, or 3.3%, from the second quarter of 2008, but a decrease of $1.5 million from the first quarter of 2009.  The increase over the prior year’s quarter was primarily driven by the growth of ancillary services and expenses associated with expansions.  With the positive impact of the Company’s cost control initiatives, facility operating expenses, excluding the impact of ancillary services, increased by 0.6% from the second quarter of 2008.  Operating contribution margin for the total company during the second quarter was 36.6%, a 100 basis point improvement over the second quarter of 2008, and was the highest since the second quarter of 2007.

General and administrative expenses for the second quarter were $31.7 million, down from $40.3 million in the second quarter of 2008, which included a non-recurring $8.0 million litigation-related charge.  The Company continues to have one of the most efficient platforms in the industry and, as a percentage of revenue (including revenues under management), general and administrative expenses (excluding non-cash compensation) were 4.6% in the second quarter of 2009.

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations (“CFFO”) to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities. Second quarter 2008 Adjusted EBITDA and Cash From Facility Operations included a non-recurring $8.0 million litigation-related charge and integration costs of $2.4 million.

For the quarter ended June 30, 2009, Facility Operating Income was $177.6 million, an increase of $13.4 million from the second quarter of 2008, and Adjusted EBITDA was $92.1 million, a $12.5 million increase over the second quarter of 2008.

Cash From Facility Operations was $52.5 million for the second quarter of 2009, or $0.50 per share.  This was an increase of $5.4 million, or $0.04 per share, over the second quarter of 2008, excluding the non-recurring and integration expenses in 2008.  Including the non-recurring and integration costs, the Company reported CFFO of $0.36 per share in the second quarter of 2008.  For the six months ended June 30, 2009, CFFO was $102.7 million, or $0.99 per share.

Net loss for the second quarter of 2009 was $(10.5) million, or $(0.10) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization, which totaled $80.5 million.

Operating Activities

For the quarter ended June 30, 2009, same community revenues grew 4.8% over the same period in 2008 as revenue per unit increased by 5.3% and occupancy fell by 0.3%.  Same community Facility Operating Income for the quarter increased by 9.2% when compared to the second quarter of 2008 as expenses grew by 2.4%.

For the twelve months ended June 30, 2009, same community revenues grew 4.1% over the corresponding period ending in 2008, and same community Facility Operating Income increased by 1.7% over the corresponding period ending in 2008.  The twelve month same community data excludes $7.0 million of charges in the fourth quarter of 2007 relating to integration-related accounting items and named-tropical storm costs of $4.8 million in the last three quarters of 2008.

By the end of the second quarter, the Company’s ancillary services programs provided therapy services to approximately 35,000 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving over 17,000 units across the total consolidated Brookdale portfolio, up from approximately 7,200 units served a year ago.  The therapy and home health services produced $200 of monthly Facility Operating Income per occupied unit in the second quarter across all units served, up from $138 per month a year ago and $167 in the first quarter of 2009, driven primarily by maturation of existing clinics and the acquisition of home health agencies.

During the quarter, the Company opened one expansion with 26 units. There are currently four expansion projects under construction that will add a total of 615 units in 2009.  Two of these projects are leased and two are owned with financing in place and no additional equity required.

Balance Sheet

During the current period the Company completed an equity offering which yielded approximately $163.9 million of net proceeds.  The proceeds from the offering were used primarily to repay the $125.0 million of indebtedness which was outstanding under the existing credit facility.

Brookdale had $95.6 million of unrestricted cash and cash equivalents on its balance sheet at the end of the second quarter.  Restricted cash grew to $170.6 million primarily as a result of the Company replacing some outstanding letters of credit with restricted cash to reduce the Company’s letter of credit needs.

During the first half of 2009, Brookdale extended the maturity of all of its mortgage debt initially due in 2009.  Therefore, the Company currently has no mortgage debt maturities before 2011 that do not contain contractual extension options other than periodic, scheduled principal payments.

Additional Filings

The Company will file on or about August 3, 2009 a Form 8-K with the SEC which includes supplemental information relating to the Company’s second quarter 2009 results.  This filing will also be available through the Investor Relations section of the Company’s website upon filing – www.brookdaleliving.com.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Tuesday, August 4, 2009 to review the financial results of its second quarter ended June 30, 2009.  The conference call is scheduled for 9:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 11, 2009 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “21888466.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 546 communities in 35 states and the ability to serve approximately 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, expense levels, the demand for senior housing, acquisition opportunities and asset dispositions; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing communities; the expected project costs for our expansion program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt as it matures or replace our amended credit facility when it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize the performance of certain of our counterparties’ obligations; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue
Resident fees	$499,459	$475,937	$995,688	$954,772
Management fees	1,298	2,264	3,015	4,077
Total revenue	500,757	478,201	998,703	958,849

Expense
Facility operating expense (excluding depreciation and amortization of $45,558, $47,204, $91,251 and $98,094, respectively)	316,586	306,526	634,698	611,585
General and administrative expense (including non-cash stock-based compensation expense of $6,871, $8,621, $13,680 and $16,631, respectively)	31,721	40,297	65,428	76,685
Facility lease expense	68,434	67,199	136,175	135,011
Depreciation and amortization	67,262	68,876	135,395	140,816
Total operating expense	484,003	482,898	971,696	964,097
Income (loss) from operations	16,754	(4,697)	27,007	(5,248)

Interest income	328	3,160	1,148	4,786
Interest expense:
Debt	(33,450)	(37,424)	(66,271)	(73,295)
Amortization of deferred financing costs	(3,390)	(2,379)	(4,932)	(3,936)
Change in fair value of derivatives and amortization	7,900	36,743	3,615	(8,890)
Loss on extinguishment of debt	(1,740)	(231)	(1,740)	(3,052)
Equity in earnings (loss) of unconsolidated ventures	581	(935)	1,176	(1,108)
Other non-operating (loss) income	(8)	(493)	4,224	(493)
Loss before income taxes	(13,025)	(6,256)	(35,773)	(91,236)
Benefit for income taxes	2,495	2,771	11,607	32,658
Net loss	$(10,530)	$(3,485)	$(24,166)	$(58,578)

Basic and diluted loss per share	$(0.10)	$(0.03)	$(0.23)	$(0.57)

Weighted average shares used in computing basic and diluted loss per share	106,042	101,856	103,902	101,925

Dividends declared per share	$-	$0.25	$-	$0.50

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)

Cash and cash equivalents	$95,611	$53,973
Cash and escrow deposits - restricted	97,899	86,723
Accounts receivable, net	95,341	91,646
Other current assets	54,264	48,443
Total current assets	343,115	280,785
Property, plant, and equipment and leasehold intangibles, net	3,652,076	3,697,834
Other assets, net	492,858	470,639
Total assets	$4,488,049	$4,449,258

Current liabilities	$642,170	$646,012
Long-term debt, less current portion	2,292,547	2,235,000
Other liabilities	438,563	607,645
Total liabilities	3,373,280	3,488,657
Stockholders’ equity	1,114,769	960,601
Total liabilities and stockholders’ equity	$4,488,049	$4,449,258

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended June 30,
	2009	2008
Cash Flows from Operating Activities
Net loss	$(24,166)	$(58,578)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	1,740	3,052
Depreciation and amortization	140,327	144,752
Equity in (earnings) loss of unconsolidated ventures	(1,176)	1,108
Distributions from unconsolidated ventures from cumulative share of net earnings	11	1,372
Amortization of deferred gain	(2,171)	(2,171)
Amortization of entrance fees	(10,342)	(11,820)
Proceeds from deferred entrance fee revenue	10,590	7,957
Deferred income tax benefit	(11,517)	(34,194)
Change in deferred lease liability	8,280	10,966
Change in fair value of derivatives and amortization	(3,615)	8,890
Gain on sale of assets	(4,352)	-
Non-cash stock-based compensation	13,680	16,631
Changes in operating assets and liabilities:
Accounts receivable, net	(3,039)	(8,459)
Prepaid expenses and other assets, net	(4,484)	2,248
Accounts payable and accrued expenses	11,813	(16,163)
Tenant refundable fees and security deposits	(12,076)	1,368
Deferred revenue	8,310	(2,666)
Other	(4,741)	12,431
Net cash provided by operating activities	113,072	76,724
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	1,480	1,872
Increase in cash and escrow deposits — restricted	(53,867)	(3,833)
Net proceeds from sale of property, plant and equipment	210	-
Additions to property, plant, and equipment and leasehold intangibles, net of related payables	(62,934)	(87,668)
Acquisition of assets, net of related payables and cash received	(190)	(1,207)
(Issuance of) payment on notes receivable, net	(795)	39,661
Investment in unconsolidated ventures	(1,106)	(493)
Distributions received from unconsolidated ventures	790	154
Proceeds from sale leaseback transaction	9,166	-
Proceeds from sale of unconsolidated venture	8,831	-
Net cash used in investing activities	(98,415)	(51,514)
Cash Flows from Financing Activities
Proceeds from debt	50,519	444,347
Repayment of debt and capital lease obligations	(15,733)	(224,192)
Proceeds from line of credit	60,446	170,000
Repayment of line of credit	(219,899)	(318,000)
Payment of dividends	-	(77,852)
Purchase of treasury stock	-	(20,020)
Payment of financing costs, net of related payables	(7,327)	(13,424)
Proceeds from public equity offering, net	163,908	-
Other	(476)	(803)
Refundable entrance fees:
Proceeds from refundable entrance fees	7,736	10,912
Refunds of entrance fees	(12,193)	(8,475)
Recouponing and payment of swap termination	-	(27,122)
Cash portion of loss on extinguishment of debt	-	(1,043)
Net cash provided by (used in) financing activities	26,981	(65,672)
Net increase (decrease) in cash and cash equivalents	41,638	(40,462)
Cash and cash equivalents at beginning of period	53,973	100,904
Cash and cash equivalents at end of period	$95,611	$60,442

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009(1)	2008(1)	2009(1)	2008(1)
Net loss	$(10,530)	$(3,485)	$(24,166)	$(58,578)
Benefit for income taxes	(2,495)	(2,771)	(11,607)	(32,658)
Equity in (earnings) loss of unconsolidated ventures	(581)	935	(1,176)	1,108
Loss on extinguishment of debt	1,740	231	1,740	3,052
Other non-operating loss (income)	8	493	(4,224)	493
Interest expense:
Debt	26,068	30,635	51,795	59,622
Capitalized lease obligation	7,382	6,789	14,476	13,673
Amortization of deferred financing costs	3,390	2,379	4,932	3,936
Change in fair value of derivatives and amortization	(7,900)	(36,743)	(3,615)	8,890
Interest income	(328)	(3,160)	(1,148)	(4,786)
Income (loss) from operations	16,754	(4,697)	27,007	(5,248)
Depreciation and amortization	67,262	68,876	135,395	140,816
Straight-line lease expense	4,032	5,215	8,280	10,966
Amortization of deferred gain	(1,085)	(1,086)	(2,171)	(2,171)
Amortization of entrance fees	(5,232)	(5,129)	(10,342)	(11,820)
Non-cash compensation expense	6,871	8,621	13,680	16,631
Entrance fee receipts(2)	9,816	12,597	18,326	18,869
Entrance fee disbursements	(6,357)	(4,843)	(12,193)	(8,475)
Adjusted EBITDA	$92,061	$79,554	$177,982	$159,568

(1)
The calculation of Adjusted EBITDA includes integration and other non-recurring costs totaling $10.4 million for the three months ended June 30, 2008 and $13.3 million for the six months ended June 30, 2008.  These amounts include the effect of an $8.0 million reserve established for certain litigation.  Integration and other non-recurring costs for the three and six months ended June 30, 2009 were not material to the condensed consolidated financial statements.

(2)	Includes the receipt of refundable and nonrefundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, other, and recurring capital expenditures.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009(1)	2008(1)	2009(1)	2008(1)

Net cash provided by operating activities	$44,315	$36,095	$113,072	$76,724
Changes in operating assets and liabilities	16,150	6,546	4,217	11,241
Refundable entrance fees received(2)(3)	4,098	7,420	7,736	10,912
Entrance fee refunds disbursed	(6,357)	(4,843)	(12,193)	(8,475)
Recurring capital expenditures, net	(3,888)	(6,614)	(6,543)	(12,651)
Lease financing debt amortization with fair market value or no purchase options	(1,798)	(1,662)	(3,578)	(3,287)
Reimbursement of operating expenses and other	-	(269)	-	794
Cash From Facility Operations	$52,520	$36,673	$102,711	$75,258

(1)
The calculation of CFFO includes integration and other non-recurring costs totaling $10.4 million for the three months ended June 30, 2008 and $13.3 million for the six months ended June 30, 2008.  These amounts include the effect of an $8.0 million reserve established for certain litigation.  Integration and other non-recurring costs for the three and six months ended June 30, 2009 were not material to the condensed consolidated financial statements.

(2)
Total entrance fee receipts for the three months ended June 30, 2009 and 2008 were $9.8 million and $12.6 million, respectively, including $5.7 million and $5.2 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the six months ended June 30, 2009 and 2008 were $18.3 million and $18.9 million, respectively, including $10.6 million and $8.0 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

Beginning in the second quarter of 2009, the calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Previously, the calculation of CFFO per outstanding common share was based on outstanding shares at the end of the period, excluding any unvested restricted shares.  The change in methodology does not change any historically reported CFFO numbers.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss	$(10,530)	$(3,485)	$(24,166)	$(58,578)
Benefit for income taxes	(2,495)	(2,771)	(11,607)	(32,658)
Equity in (earnings) loss of unconsolidated ventures	(581)	935	(1,176)	1,108
Loss on extinguishment of debt	1,740	231	1,740	3,052
Other non-operating loss (income )	8	493	(4,224)	493
Interest expense:
Debt	26,068	30,635	51,795	59,622
Capitalized lease obligation	7,382	6,789	14,476	13,673
Amortization of deferred financing costs	3,390	2,379	4,932	3,936
Change in fair value of derivatives and amortization	(7,900)	(36,743)	(3,615)	8,890
Interest income	(328)	(3,160)	(1,148)	(4,786)
Income (loss) from operations	16,754	(4,697)	27,007	(5,248)
Depreciation and amortization	67,262	68,876	135,395	140,816
Facility lease expense	68,434	67,199	136,175	135,011
General and administrative (including non-cash stock compensation expense)	31,721	40,297	65,428	76,685
Amortization of entrance fees(1)	(5,232)	(5,129)	(10,342)	(11,820)
Management fees	(1,298)	(2,264)	(3,015)	(4,077)
Facility Operating Income	$177,641	$164,282	$350,648	$331,367

(1)
Entrance fee sales, net of refunds paid, provided $3.5 million and $7.8 million of cash for the three months ended June 30, 2009 and 2008, respectively, and $6.1 million and $10.4 million of cash for the six months ended June 30, 2009 and 2008, respectively.